Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Unitholders and General Partner

Essex Portfolio, L.P.:

We consent to the use of our report dated February 23, 2024, with respect to the consolidated financial statements of Essex Portfolio, L.P. incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

August 5, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.